                                  EXHBIT 23.1










                        Consent of Independent Auditors



The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Performance Food Group Company of our reports dated February 7, 1996, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 30, 1995 and December 31, 1994, the related consolidated statements of earnings, shareholders' equity and cash flows, and the related financial statement schedule, for each of the fiscal years in the three-year period ended December 30, 1995, which reports are included in or incorporated by reference into the December 30, 1995 annual report on Form 10-K of Performance Food Group Company, incorporated by reference into the registration statement.



                                      /s/ KPMG PEAT MARWICK LLP



Richmond, Virginia
September 16, 1996